DIGITAL LAVA INC.
                      10850 Wilshire Boulevard, Suite 1260
                              Los Angeles, CA 90024


                                  June 3, 1999


Robert Greene
17507 Luna de Miel
P.O. Box 7147
Rancho Santa Fe, CA 92067

Dear Bob:

     On behalf of Digital Lava Inc. ("the Company"), I am pleased to extend to you an offer of employment as Chief Executive Officer of the Company on the terms set forth below. If you agree to these terms, please sign and date this letter as indicated below, and return it to us by Friday, June 4, 1999. This offer will expire at 5:00 p.m. P.S.T. on June 4, 1999.

I. Position and Duties. The Company offers to employ you as the Chief Executive Officer of the Company. You will report directly to the Board of Directors of the Company. You will devote all of your business time and best efforts to your duties as an employee of the Company.

II. Compensation.

     A. Base Salary. The Company shall pay you a base salary of $300,000 per annum, payable at least monthly on the Company's regular pay cycle for professional employees.

     B. Term. Your employment will begin on July 1, 1999 (or earlier) and the term will be 3 years. If you are terminated without cause prior to the end of term, you will receive a severance payment equal to your annual base salary.

     C. Equity. You will receive options to purchase 5% of the equity of the Company on a fully diluted basis as of July 1, 1999 (or your start date). The options will vest as follows: 40% on the first anniversary of your start date and 20% on each of the second, third and fourth anniversaries of such date; provided, however, that in the case of a sale, merger or other change of control of the Company, your options will vest immediately prior to the occurrence of such event. In addition, if the Company completes a financing transaction within 6 months of your start date, then the options will have weighted average anti-dilution protection.


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     D. Apartment. The Company will provide you with a studio or 1 bedroom apartment in the Los Angeles area with maximum annual rent in an amount to be determined.

     E. Bonus. You will be eligible to receive an annual bonus of up to $100,000 which will be based on criteria to be mutually determined by you and the Board. You will also be eligible to receive future grants of options subject to Board approval.

III. Employee Benefits. You will be entitled to the employee benefits, including vacation, health and other insurance benefits made available by the Company to any other employee of the Company. In addition, you will be covered by the Company's Directors and Officers insurance policy.

     Bob, on behalf of the entire company, we are very excited about having you join Digital Lava. We look forward to working with you as soon possible.


                                      Very truly yours,

                                      /s/ Roger Berman

                                      Roger Berman, for the Board of Directors


Accepted and Agreed To:


/s/ Robert Greene                                       6/3/99
Robert Greene                                           Date